Exhibit 99.1

Phio Pharmaceuticals Announces

New Chief Financial Officer

MARLBOROUGH, Massachusetts – (Newsfile Corp. – August 1, 2024) -- Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a clinical stage biotechnology company whose proprietary INTASYL™ siRNA gene silencing technology is designed to make immune cells more effective in killing tumor cells, today announced the appointment of Robert M. Infarinato to the position of vice president and chief financial officer effective August 1, 2024. He will serve in the capacity of Principal Financial Officer including responsibility for accounting, finance, treasury, investor relations and administration.

Mr. Infarinato comes to Phio with more than 20 years of financial and accounting leadership experience. He most recently was head of a consulting firm, advising on operational matters including the funding and IPO process. Previous positions include serving as Chairman of the Board of Trustees and Chair of the Finance Committee with Abington Health, executive Vice President and CFO of an international service company, Vice President Taxation and Corporate Controller at Rhone Poulenc Rorer, and Treasurer and Tax Manager-Europe for Pfizer.

“I am pleased to welcome Robert to the Phio executive management team,” said Robert Bitterman, CEO of Phio Pharmaceuticals. “Bob’s skillset is only exceeded by his breadth of experience across multiple financial functions within the health care space. I look forward to his participation as a valuable contributor in guiding our company forward.”

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company whose proprietary INTASYL™ siRNA gene silencing technology is designed to make immune cells more effective in killing tumor cells. INTASYL is the only self-delivering RNAi technology focused on immuno-oncology therapeutics. INTASYL drugs precisely target specific proteins that reduce the body’s ability to fight cancer, without the need for specialized formulations or drug delivery systems.

For additional information, visit the Company’s website, www.phiopharma.com.

Contact:

Phio Pharmaceuticals Corp.

ir@phiopharma.com

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